UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 14, 2004

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-49602	77-0118518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2381 BERING DRIVE
SAN JOSE, CALIFORNIA
95131

(Address of Principal Executive Offices) (Zip Code)

(408) 434-0110

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.

     On December 14, 2004, Synaptics Incorporated (the “Company”) received notice from the Initial Purchasers of their intent to exercise, in full, the option to purchase up to an additional $25,000,000 aggregate principal amount of the Company’s 0.75% Convertible Senior Subordinated Notes due 2024 (the “Notes”). The option was granted to the Initial Purchasers pursuant to a purchase agreement entered into on December 1, 2004, between the Company and the Initial Purchasers. On December 17, 2004, the Company closed on the sale of the Notes to the Initial Purchasers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are expected to be resold by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Initial Purchasers received a discount of 3.0% of the par value of the Notes. The Company initially sold $100,000,000 aggregate principal amount of Notes to the Initial Purchasers on December 7, 2004 pursuant to the purchase agreement.

     The Notes are convertible into shares of the Company’s common stock, initially at a conversion rate of 19.7918 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $50.53 per share of common stock (subject to adjustment in certain events). The Notes may be converted (1) if, during any calendar quarter commencing after December 31, 2004, the last reported sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 120% of the applicable conversion price on such last trading day; (2) on or after January 1, 2020; (3) if the Company has called the Notes for redemption; or (4) during prescribed periods, upon the occurrence of specified corporate transactions or fundamental changes. Upon conversion of the Notes, in lieu of delivering common stock, the Company may, in its discretion, deliver cash or a combination of cash and common stock.

     The Notes pay interest on June 1 and December 1 of each year, beginning on June 1, 2005 at an annual rate of 0.75% of the principal amount. The Company will pay additional contingent interest on the Notes if the average trading price of the Notes is above a specified level during a specified period.

     On or after December 1, 2009, the Company may redeem all or a portion of the Notes at a redemption price of 100% of the principal amount of the Notes plus accrued and unpaid interest. Holders of Notes may require the Company to repurchase all or part of their Notes on December 1, 2009, December 1, 2014, and December 1, 2019 and in the event of a fundamental change in the Company, at a price of 100% of the principal amount of Notes plus accrued and unpaid interest, including contingent interest. If not redeemed by the Company or repaid pursuant to the holders’ right to require repurchase, the Notes mature on December 1, 2024.

     The Notes are general unsecured obligations of the Company, ranking junior in right of payment to all of the Company’s existing and future senior indebtedness, including any indebtedness under the Company’s existing or any future credit facility, equally in right of payment with any existing and future indebtedness or other obligations that are not by their terms either senior or subordinated to the Notes, and senior in right of payment to any of the Company’s future indebtedness that, by its terms, is subordinated to the Notes. In addition, the Notes are effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to the indebtedness and other liabilities of the Company’s subsidiaries. The Notes were issued pursuant to the provisions of an indenture, dated December 7, 2004, between the Company and American Stock Transfer & Trust Company, as trustee.

     In connection with the sale of the Notes, the Company entered into a registration rights agreement with the Initial Purchasers, under which the Company has agreed to prepare and file a shelf registration statement with the Securities and Exchange Commission covering the resale of the Notes and the common stock issuable upon conversion of the Notes no later than 90 days following the first date of original issuance of the Notes, and thereafter to use its reasonable best efforts to cause such shelf registration statement to be declared effective within 180 days of the first date of original issuance of the Notes.

     The foregoing description of the sale of Notes is qualified in its entirety by reference to the indenture, purchase agreement, and registration rights agreement, which are filed as exhibits to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2004. A copy of the press release announcing the exercise of the option to purchase additional Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

     The disclosure provided in Item 2.03 of this Form 8-K is hereby incorporated by reference into this Item 3.02 with respect to the terms and sale of the Notes. The sale of the Notes was made pursuant to Rule 144A under the Securities Act of 1933, as amended. The closing of the sale occurred on December 17, 2004.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit
Number	Exhibits
99.1	Press release issued by the Registrant, dated December 14, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED
Date: December 20, 2004	By:	/s/ Russell J. Knittel
Russell J. Knittel
Senior Vice President, Chief Financial Officer, Chief Administrative Officer, and Secretary

EXHIBIT INDEX

99.1      Press release issued by the Registrant, dated December 14, 2004